Exhibit (A)(12)

CERTIFICATE OF FORMATION

OF

LYONDELL CHIMIE FRANCE LLC

This Certificate of Formation of Lyondell Chimie France LLC (the “Company”) is being executed and filed by the undersigned authorized person for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act.

Article One

The name of the Delaware limited liability company formed hereby is Lyondell Chimie France LLC.

Article Two

The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

Article Three

The Certificate of Formation shall be effective as of 01:04 AM EDT (12:04 AM CDT), on June 29, 2007.

[ILLEGIBLE]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on June 28, 2007.

Lyondell Europe Holdings Inc.
sole member of
Lyondell Chimie France LLC

By:
Francis P. McGrail
President

[ILLEGIBLE]